Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Signing Day Sports, Inc. of our report dated May 27, 2025 (August 28, 2025 as to the effects of the restatement discussed in Note 2 to the financial statements relating thereto), relating to the financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related consolidated statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), and our report dated August 28, 2025, relating to the financial statements of One Blockchain LLC as of June 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended June 30, 2025 and 2024 (successor) and six months ended June 30, 2025 (successor), and period from February 8, 2024 to June 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor), which reports are included with Exhibit 99.2 and Exhibit 99.3 to the Current Report on Form 8-K/A of Signing Day Sports, Inc. dated as of August 29, 2025, respectively.

Very truly yours,

/s/ Berkowitz Pollack Brant Advisors + CPAs

Berkowitz Pollack Brant Advisors + CPAs
PCAOB ID Number: 52

West Palm Beach, FL
August 29, 2025